EXHIBIT A

OFFER TO EXCHANGE OPTIONS UNDER THE A. M. CASTLE & CO.
1996 AND 2000 RESTRICTED STOCK AND STOCK OPTION PLAN

THIS OFFER AND THE RELATED RIGHT OF WITHDRAWAL WILL EXPIRE
AT 5:00 P.M. CENTRAL STANDARD TIME ON 5:00 P.M. MARCH 22, 2002
UNLESS A. M. CASTLE & CO. EXTENDS THE OFFER

In this Offer to Exchange Options under the A. M. Castle & Co.’s 1996 and 2000 Restrictive Stock and Stock Option Plan, as amended (the “Option Plan”), A. M. Castle & Co. (“Castle”) is offering to exchange all outstanding stock options granted under the Option Plan to our current employees who hold options to purchase shares of Castle’s Common Stock, par value $0.01 per share (“Common Stock”), with an exercise price equal to or greater than $12.00 per share (“Existing Options”), for new options that we will grant under the Option Plan (“New Options”). Options granted with an exercise price lower than $12.00 per share may not be tendered in the Offer (as defined below) and are not affected by it. Employees who were granted options dated on or after January 1, 2002, are not eligible to participate in this Offer.

We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange (this “Offer to Exchange”) and in the related Letter of Transmittal (the “Letter of Transmittal”), which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the “Offer”). We will grant each Eligible Option Holder (“Eligible Holder”) who validly tenders qualifying Existing Options a New Option exercisable for one share of Common Stock under a new option for every two shares of Common Stock under an existing option accepted for its change with an exercise price equal to or greater than $12.00 per share.

We will grant the New Options to Eligible Holders on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. As Existing Options tendered and accepted for exchange will be cancelled on March 22, 2002, the scheduled expiration of the Offer we currently anticipate that New Options be granted on or after September 27, 2002.

The exercise price of the New Options will be based on the fair market value of Castle’s common stock on the date that we grant the New Options. Specifically, in accordance with the terms of the Option Plan, the exercise price of your New Option will equal the closing selling price per share on the day of grant for the Common Stock as reported by the American Stock Exchange. BECAUSE WE WILL NOT GRANT NEW OPTIONS TO A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE EXISTING OPTIONS ACCEPTED FOR EXCHANGE, IT IS THEORETICALLY POSSIBLE THAT THE NEW OPTIONS COULD HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS.

The New Options will vest in three (3) substantially equal installments on the first day of each year over a period of three years starting on the last day of the month, the twelve (12) months immediately following the date of grant.

The New Options will have an exercise term of ten (10) years determined from the grant date of the New Options.

IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF CASTLE FROM THE DATE WHEN YOUR TENDERED EXISTING OPTIONS ARE CANCELLED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED EXISTING OPTIONS. This means that if you die, become disabled, terminate your employment with us for any or not reason or we terminate your employment with us with or without cause before the date when we grant the New Options, then you will not receive anything for the Existing Options that you tendered and we cancelled.

If you wish to tender an Existing Option in the Offer, you may tender any part of the unexercised shares of common stock of a particular option. If you tender the options for less than the full number of unexercised shares of common stock subject to that particular option, you are requested to tender an even number of unexercised shares. All tenders must be made on or before the expiration of this offer, currently scheduled for March 22, 2002. You will not be required to tender all of your exchangeable existing options to participate in the Offer.

The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by Eligible Holders, but is subject to the conditions that we describe in Section 6 of this Offer to Exchange.

If you choose not to tender your Existing Options, or retain some of your Existing Options then your Existing Options so retained will remain outstanding without change and they will retain their current exercise price, vesting schedule and term.

ALTHOUGH CASTLE’S BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER CASTLE NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER ANY OR ALL OF YOUR EXISTING OPTIONS SUBJECT TO THIS OFFER.

Shares of Castle common stock are quoted on the American and Chicago Stock Exchange under the symbol “CAS”. On February 22, 2002 the last reported sale price of Castle’s common stock on the American Exchange was 10.25 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR CASTLE’S COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATIONS TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should direct questions about the Offer or requests for assistance or copies of the Offer to Exchange or the Letter of Transmittal to Jerry Aufox, Secretary of Castle at Castle’s Corporate Headquarters, 3400 North Wolf Road, Franklin Park, Illinois 60131. Jerry’s telephone number is (847) 349-2516.

Important

If you wish to tender your Existing Options for exchange, you must complete, manually sign and return the Letter of Transmittal in accordance with the instructions before the Expiration Date.

We are not making to, nor will we accept any tender of Existing Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of Existing Options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any such jurisdiction in compliance with the laws of such jurisdiction.

CASTLE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON CASTLE’S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS PURSUANT TO THE OFFER. CASTLE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CASTLE.

THE DATE OF THIS OFFER TO EXCHANGE IS FEBRUARY 28, 2002.

A “SUMMARY TERM SHEET” DESCRIBING THE PRINCIPAL TERMS OF THE OFFER APPEARS ON PAGES 1 THROUGH 8, FOLLOWING THE TABLE OF CONTENTS. YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO EXCHANGE YOUR EXISTING OPTIONS.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		9
THE OFFER		10
1.	The Offer; Number of Options; Expiration Date	10
2.	Purpose of the Offer	11
3.	Procedures for Tendering Options	13
4.	Withdrawal Rights	14
5.	Acceptance of Existing options for Exchange and Grant of New Options	14
6.	Conditions of the Offer	15
7.	Price Range of Common Stock Underlying the Options	17
8.	Source and Amount of Consideration; Terms of New Options	17
9.	Information Concerning A. M. Castle & Co.	21
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Company	21
11.	Status of Options Acquired by Castle in the Offer; Accounting Consequences of the Offer	23
12.	Legal Matters; Regulatory Approvals	23
13.	Material Federal Income Tax Consequences	24
14.	Extension of Offer; Termination; Amendment	25
15.	Fees and Expenses	25
16.	Additional Information	26
17.	Miscellaneous	26

SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully this Offer to Exchange and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this document and the Letter of Transmittal. We have included page references to the remainder of this Offer to Exchange where you will find a more complete description of the topics in this summary.

What Securities Are We Offering To Exchange?

     We are offering to exchange all outstanding stock options granted under A. M. Castle & Co.’s 1996 Restricted Stock and Stock Option Plan and A. M. Castle & Co.’s 2000 Restricted Stock and Stock Option Plan as amended (the “Option Plan”), to our current employees with an exercise price equal to or greater than $12 per share (“Existing Options”) for new options to be granted under the Option Plan (“New Options”). Options granted with an exercise price lower than $12 per share may not be tendered in the Offer and are not effected by it. Employees who are granted options dated on or after January 1, 2002 are not eligible to participate in the Offer.

     Additionally if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

Why Are We Making The Offer?

     Many of our employees have outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock, par $0.01 (“Common Stock”). We are making the Offer in order to provide these option holders with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value. (Page 11).

How Many New Options Will I Receive in Exchange for My Tendered Options?

     If you validly tender and we accept for exchange an Existing Option with an exercise price equal to or greater than $12.00 per share, we will grant you an Option to purchase a number of shares of Common Stock equal to one-half of the number of shares subject to the exchanged Existing Option. Any fractional number of shares will be rounded to the nearest whole number.

     For example, if you hold one Existing Option to purchase 200 shares at an exercise price of $18.75 per share, one Existing Option to purchase 300 shares at an exercise price of $20.25 per share and one Existing Option to purchase 125 shares at an exercise price of $16.00 per share and you tender all three options, we will grant you on or after September 27, 2002, (provided you are then a current, active employee) one New Option to purchase a total of 312 shares (representing 100 shares in exchange for the Existing Option to purchase 200 shares at an exercise price of $18.75, 150 shares in exchange for the Existing Option to purchase 300 shares at an exercise price of $20.25 and 62 shares in exchange for the Existing Option to purchase 125 shares at an exercise price of $16.00. The exercise price of the new options will be the fair market value of the common stock on the date of grant. The date of grant is currently anticipated to be on or about September 27, 2002. This example is summarized below:

Number of Shares			Number of Shares
Subject to Existing	Exercise Price of		Subject to New
Option	Existing Option		Option

200	$18.75		100
300	$20.25		150
125	$16.00		62

		TOTAL	312

If I Choose to Tender My Existing Options for Exchange, Do I Have to Tender All My Existing Options?

     If you choose to tender an Existing Option, you are not required to tender full number of unexercised shares subject to that particular Existing Option. For example, if you hold one Existing Option to purchase 300 shares of Common Stock at an exercise price of $20.25 per share and another Existing Option to purchase 200 shares of common stock in exercise price of $18.75 per share then you may tender none or any amount of one or both of these Existing Options. (Page 10)

Can I Tender Options That I Have Already Exercised?

     The Offer only pertains to unexercised Existing Options and does not apply in any way to shares already purchased upon the exercise of existing options. If you have exercised an Existing Option in its entirety, then the Existing Option is no longer outstanding and is therefore not subject to the Offer. However, if you have exercised an exchangeable Existing Option in part, then the remaining (i.e., unexercised) portion of that Existing Option is subject to the Offer and may be tendered for exchange.

Can I Tender Unvested Options?

     Yes, you may tender any of your exchangeable Existing Options whether or not they are vested. The New Options that you receive in exchange for your Tendered

Existing Options will vest in three substantially equally consecutive yearly installments on the first day of the month following the first anniversary of the grant date and each year thereafter. Vesting is further explained on Page 5 that asks, “When Will the New Options vest?”

     Each New Option will be granted under the Option Plan and will be subject to the terms and conditions of the Option Plan and a New Option grant agreement that we will send to you. (Page 18)

When Will I Receive My New Options?

     We will grant the New Options on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. For example, if we cancel the Tendered Options on March 22, 2002, which is the scheduled expiration date of the Offer, then the grant date of the New Options will be on or after September 27, 2002. (Page 17)

Why Don’t We Simply Reprice the Existing Options?

     “Repricing” Existing Options would result in variable accounting for such options, which would require us to record additional compensation expense on our financial statements each quarter for every increase in the price of Common Stock relating to the outstanding repriced options until the repriced options are exercised, cancelled or expire. This could have a negative consequence on our reported earnings for the entire period of time from the date of repricing until all repriced options are exercised, canceled or expire. (Page 22)

Why Won’t I Receive My New Options Immediately After the Expiration of the Offer?

     If we were to grant the New Options on a date that is any earlier than six months and one day following the date when we cancel the Existing Options accepted for exchange, this would be considered a “repricing” or existing options and result in variable accounting for such options as described above. (Page 23)

If I Tender Any Existing Options in the Offer, Will I Be Eligible to Receive Other Option Grants Before I Receive My New Options?

     No. The company may not grant additional options to any employee that exchanges Existing Options during the six months and one day period from the date when we cancel tendered Existing Options to the date when we grant the New Options. IF WE ACCEPT THE EXISTING OPTIONS THAT YOU TENDER IN THE OFFER, THEN YOU WILL NOT BE GRANTED ANY ADDITIONAL OPTIONS DURING THAT PERIOD. This is necessary to avoid incurring any variable accounting compensation expense against our earnings because of the accounting rules described above (Page 23).

Thus, any consideration of additional options for employees tendering Existing Options will be delayed until after New Options are granted.

Will I Receive Any New Options if I Tender My Existing Options but My Employment Terminates Before the Expiration of the Offer?

     If you tender Existing Options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered Existing Option before such termination. In accordance with the terms and conditions of those Existing Options and the Option Plan, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender before the Expiration Date, or if you withdraw your tender but do not exercise your options within the time prescribed by the Option Plan, then you will forfeit those options. (Page 10)

What Will Happen if My Employment is Terminated After the Expiration of the Offer but Before the New Options Are Granted?

     If you tender Existing Options, in order to receive a grant of New Options in the Offer, you must remain an employee of Castle from the date when your Existing Options are canceled, which will be on the Expiration Date, through the date when we grant New Options. As discussed below, we will not grant the New Options until on or after the 1st business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. This new grant date is currently scheduled to occur on or about September 27, 2002. IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF CASTLE OR ITS SUBSIDIARIES FROM THE DATE WHEN YOUR EXISTING OPTIONS ARE CANCELED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS. This means that if you die, become disabled, terminate your employment with us for any reason or no reason or we terminate your employment with or without cause after your Existing Options are cancelled and before the date when we grant the New Options, then you will not receive anything in exchange for the Existing Options that you tendered and we canceled.

     PARTICIPATION IN THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF CASTLE OR ITS SUBSIDIARIES. (Page 11)

What Will Be the Exercise Price of the New Options?

     The exercise price of the New Options will be based on the fair market value of the Common Stock at the date we grant the New Options, which we anticipate will be on or after September 27, 2002. Specifically, in accordance with the terms of the Option Plan, the exercise price of your New Options will equal the closing selling price per share on the day of grant for the common stock as reported by the American Stock Exchange.

Accordingly, we cannot predict the exercise price of the New Options. BECAUSE WE WILL NOT GRANT NEW OPTIONS OT A TENDERING OPTION HOLDER UNTIL THE FIRST BUSINESS DAY THAT IS AT LEAST SIX MONTHS AND ONE DAY FOLLOWING THE DATE WHEN WE CANCEL THE EXISTING OPTIONS ACCEPTED FOR EXCHANGE, IT IS THEORETICALLY POSSIBLE THAT THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS. (Page 17)

When Will the New Options Vest?

     The New Options will vest in three (3) substantially equal installments on the first day of the month following one year anniversary date from the date of the grant and each year\anniversary thereafter for the next twenty-four 24 months. We anticipate the first day of the month following the date of grant will be October 1, 2002. Even if your Existing Options are currently vested, if you exchange your Existing Options for New Options the New Options will be subject to this vesting schedule.

     For example, if you tender an Existing Option for 300 shares with an exercise price of $18.75 and 100 of such shares are unvested and 200 of such shares are vested, your New Options will be for 150 shares which is one-half the number of shares under the Existing Options and all the shares under the New Options will be unvested. The share under the New Option will vest in one-third increments of 50 shares on October 1, 2003, October 1, 2004 and October 1, 2005.

What is The Term of the New Options?

     The New Options will have an exercise term of ten (10) years from the date the New Option is granted, subject to earlier termination in accordance with the terms of the Option Plan if your employment terminates with us before the expiration of ten (10) years.

If Tender Existing Options That Are Incentive Stock Options, Will My New Options Be Incentive Stock Options?

     To the extent legally permissible, your New Options will have substantially all the same provisions as your Existing Options except for the vesting schedule, the term and the exercise price. If your Existing Options are incentive stock options, then your New Options will be incentive stock options, subject to the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), including, but not limited to, per year maximum for grants of incentive stock options which will be determined based on the exercise price and vesting schedule of the New Options. If your Existing Options are non-statutory or non-qualified stock options, then your New Options granted in replacement of these may be non-statutory or non-qualified options or they may be, at the discretion of the company, incentive stock options as permitted under the law and under the terms of the Existing Options and the Option Plans. (Page 17)

Will I Have to Pay Taxes if I Exchange My Existing Options in the Offer?

     If you exchange your Existing Options for New Options, then we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the New Options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. However, if you are granted incentive stock options, the holding periods for favorable tax treatment will begin in the day of the grant of the New Options regardless of the time you have held any incentive stock options tendered in the Offer. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR EXISTING OPTIONS IN THE OFFER. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering Existing Options in the Offer.

Are There Any Conditions to the Offer?

     The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by eligible option holders. However, the Offer is subject to a number of other conditions with regard to events that could occur before the expiration of the Offer. These events include, but are not limited to, a change in accounting principles (or in their interpretation or application to us as determined by our independent public accounting firm), a lawsuit challenging the Offer or a third-party tender offer for the outstanding Common Stock or an acquisition proposal for Castle. These and various other conditions are more fully described in Section 6 of the Offer to Exchange. (Page 15)

     In connection with this subject, you should be made aware of certain legal issues. While we are not currently discussing, considering or negotiating any transactions which could reasonably be expected to lead to our acquisition, our Board of Directors has a duty to consider alternatives for maximizing stockholder value. We cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Castle or our stockholders. We reserve the right to terminate the Offer at any time prior to the expiration of the Offer and our cancellation of Existing Options, upon the occurrence of certain events, including, but not limited to, if a tender or exchange offer with respect to some or all of our common stock or a merger or acquisition proposal for Castle is proposed, announced or made by another person or entity or is publicly disclosed.

What Happens if a Change in Control of Castle Occurs During the Period After I Have Tendered My Existing Options but Before New Options Have Been Granted?

     If Castle or all or substantially all of its business or assets are acquired after expiration of the Offer, and during the period between the date of our acceptance and cancellation of the tendered Existing Options and the date when the New Options are to be granted, then the acquiror will be obligated to honor our original intent to grant the New Options. However, depending on the terms of such an acquisition, the New Options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Castle and the acquiring company’s stock) and the exercise price could accordingly be determined based on the fair market value of the acquiring company’s stock. However, if the acquiring company or surviving company in the merger is not a public company (in other words, if its common stock is not registered with the SEC), or if the consideration in such transaction consists solely of cash, then such acquiring or surviving company will not be obligated to issue any New Options. If the acquiring or surviving company elects not to issue New Options, you will receive a cash payment equal to the positive spread between the per share price paid for Castle common stock in such acquisition or merger and the exercise price of your Existing Options that were accepted for exchange and canceled, multiplied by the number of unexercised shares subject to such Existing Option. You will not receive any consideration if the per share price paid for Castle common stock in such acquisition or merger is less than the exercise price of your Existing Options that were accepted for exchange and canceled. (Page 11)

What Happens if I Choose Not to Tender My Existing Options or if I Tender My Options but They Are Not Accepted for Exchange?

     If you choose not to tender your Existing Options or if your Existing Options are not accepted for exchange, then your Existing Options will remain outstanding and they will retain their current exercise price, vesting schedule and term.

     We reserve the right to reject any or all tenders of Existing Options that we determine are not in appropriate form or that we determine are unlawful to accept or inconsistent with this Offer. Otherwise, subject to the conditions of the Offer, we will accept all properly and timely tendered Existing Options that are not validly withdrawn. (Page 13)

How Long do I Have to Decide Whether to Tender Existing Options in the Offer? Can the Offer Be Extended, and if So, How Will I Be Notified if it is Extended?

     YOU HAVE AT LEAST UNTIL 5:00 P.M., CENTRAL STANDARD TIME, ON MARCH 22, 2002 TO TENDER YOUR EXISTING OPTIONS IN THE OFFER. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If we extend the Offer, we will make a company-wide announcement of the extension no later than 9:00 A.M., Central Standard Time on the next business day following the previously scheduled expiration date. If we extend the Offer, we may delay the acceptance of any Existing Options that have been tendered and the date of grant of the New Options. (Page 25)

How Do I Tender My Options?

     If you decide to tender your Existing Options, we must receive, before the Offer expires, a properly completed and executed Letter of Transmittal. THE CURRENTLY SCHEDULED EXPIRATION DATE OF THIS OFFER IS MARCH 22, 2002.

During What Period of Time May I Withdraw Previously Tendered Existing Options?

     You may withdraw your tendered Existing Options at any time before the Offer expires. To withdraw tendered existing Options, you must sign and deliver to Jerry Aufox, our Corporate Secretary via facsimile at (847) 455-6930 a Notice of Withdrawal of Tender with the required information. We must receive the Notice of Withdrawal before the Expiration Date. Once you have withdrawn Existing Options, you may re-tender Existing Options only by again electronically signing and returning the Letter of Transmittal. (Page 14)

What Is the Board of Directors’ Opinion on the Offer?

     Although our Board of Directors has approved the Offer, neither Castle nor our Board of Directors makes any recommendation as to whether or not you should tender your Existing Options for exchange. You must make your own decision whether or not to tender your Existing Options for exchange. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors. (Page 12)

Do I Have to Review All Of The Documents in Connection With This Offer?

     We are required to provide you with these documents to satisfy our legal obligations and the disclosure requirements of the SEC. While the documents may be lengthy, for your benefit as well as for our own, we recommend that you read this entire document and the related Letter of Transmittal carefully before deciding whether or not to exchange your Existing Options. (Page 27)

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Jerry Aufox, our
Corporate Counsel at (847) 349-2516

INTRODUCTION

     A.M. Castle & Co. (“Castle”) is offering to exchange all outstanding stock options to purchase shares of the Common Stock, par value $0.01 per share (“Common Stock”), granted under the Option Plan to our current employees who hold options with an exercise price equal to or greater than $12.00 per share (“Existing Options”) for new options that we will grant under the Option Plan (“New Options”). Options granted with an exercise price lower than $12.00 per share may not be tendered in the Offer (as defined below) and are not affected by it. Employees who were granted options on or after January 1, 2002, are not eligible to participate in this Offer.

     We are making the Offer upon the terms and subject to the conditions set forth in this Offer to Exchange (the “Offer to Exchange”) and in the related Letter of Transmittal (the “Letter of Transmittal,”) which together with the Offer to Exchange, as they may be amended or supplemented from time to time, constitute the “Offer”). If you tender Existing Options for exchange, we will grant you, subject to the terms and conditions of the Offer, New Options under the Option Plan and a new Option Award document. All Existing Options accepted by us pursuant to the Offer, which are not validly withdrawn, will be cancelled and terminated.

     If you wish to tender your Existing Options in the Offer, you must tender an Existing Option for all or part of the unexercised shares of Common Stock subject to the Existing Option. You will not be required to tender all of your exchangeable Existing Options to participate in the Offer.

     The Offer is not conditioned upon any minimum threshold number of Existing Options being tendered by eligible Existing Option holders. The Offer is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     As of January 1, 2001, there were options granted and outstanding under the Option Plan to purchase 813,875 shares of the Common Stock with an exercise price equal to or greater than $12.00 per share that may be exchanged under the Offer.

THE OFFER

1. The Offer; Number of Options; Expiration Date

     Upon the terms and subject to the conditions of the Offer, we will exchange for New Options to purchase Common Stock under the Option Plan Existing Options that have been granted to our current employees that have an exercise price equal to or greater than $12.00 per share. You may not tender any Existing Options granted to you with an exercise price of less than $12.00 per share and these options are not affected by the Offer. Employees who were granted options on or after January 1, 2002 are not eligible to participate in this Offer. You also may not tender any Existing Options if you are not currently an employee of Castle or one of its subsidiaries. Additionally, if you are governed by the laws of a jurisdiction other than the United States, you may not be eligible to participate in the Offer if the laws of such jurisdiction preclude such participation.

     To participate in the Offer, an option holder’s Existing Options must be properly tendered and not validly withdrawn before the Expiration Date (as defined below in Section 3 of this Offer to Exchange). We will not accept from any option holder a tender for more shares of common stock subject to any single Existing Outstanding Option grant. Therefore, you must tender only the maximum amount or any portion thereof of an Existing Option subject to the Existing Option to participate in the Offer.

     If your Existing Options are properly tendered and accepted for exchange, then unless we terminate the Offer before it expires pursuant to its terms and conditions, you will be entitled to receive, subject to the terms and conditions of the Offer and provided you are a current active employee of the Company, on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options, New Options to purchase the number of Shares of the Common Stock (subject to adjustments for any stock splits, stock dividends and similar events that occur before the grant date of the new options) one (1) share of common stock under the New Option for every two (2) shares of common stock under an Existing Option accepted for exchange with an exercise price equal to or greater than $12.00 per share.

     If you tender your Existing Options and, for any reason, your employment with us terminates before the expiration of the Offer, then you may withdraw your tendered Existing Options before such termination. In accordance with the terms and conditions of those Existing Options and the Option Plan, you may be able to exercise them for a specified period of time after your termination. If you do not withdraw your tender before the Expiration Date, or you withdraw your tender but do not exercise your Existing Options within the time prescribed by the Option Plan, then you will forfeit those Existing Options.

     IF, FOR ANY REASON, YOU ARE NOT AN EMPLOYEE OF CASTLE OR ANY OF ITS SUBSIDIARIES FROM THE DATE WHEN YOUR EXISTING

OPTIONS ARE CANCELLED THROUGH THE DATE WHEN WE GRANT THE NEW OPTIONS, THEN YOU WILL NOT RECEIVE ANY NEW OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED EXISTING OPTIONS.

     This means that if you die, become disabled, terminate your employment with us for any reason or we terminate your employment with or without cause after your Existing Options are canceled and before the date when we grant the New Options, then you will not receive anything in exchange for the Existing Options that you tendered and we canceled.

     PARTICIPATION IN THE OFFER DOES NOT AND WILL NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOYMENT OR OTHER SERVICE OF CASTLE OR ANY OF ITS SUBSIDIARY OR AFFILIATES.

     If Castle or all or substantially all of its business or assets are acquired during the period between the date of acceptance of the tendered Existing Options and the date when the New Options are to be granted (the “waiting period”), then the acquiror is obligated to honor Castle’s original intent to grant the New Options. However, depending on the terms of such acquisition the New Options granted could be for an equivalent number of shares of the acquiring company (as adjusted for any exchange ratio between Castle’s and the acquiring company’s stock) and the exercise could accordingly be determined based on the fair market value of the acquiring company’s stock. However, if the acquiring company or surviving company in the merger is not a public company (in other words, if its common stock is not registered with the SEC, and is not traded on a National Exchange), or if considerations in such transaction would consist solely of cash, then such acquiring of surviving company will not be obligated to issue any new options. If the acquiring of a surviving company elects not the issue of New Options, Eligible Holders will receive a cash payment which will be equal to the positive spread between the per share price paid for Castle’s common stock in such acquisition merger and the exercise price of the Existing Options that were accepted for exchange and canceled, multiplied by the number of unexercised shares subject to such Existing Options. Eligible holders will not receive any consideration if the per share price paid for such Castle common stock in such acquisition or merger is less than the exercise price of the Existing Options that were accepted for exchange and canceled.

2. Purpose of the Offer

     We have granted options under the Option Plan to further the growth and development of Castle by providing through ownership of Castle Common Stock, an incentive to employees and directors to increase their interest in Castle’s welfare, to encourage them to continue their services to Castle and to attract individuals of outstanding ability to enter the employment or service of Castle.

     Many of our employees’ outstanding options, whether or not they are currently exercisable, have an exercise price that is significantly higher than the current market price of the Common Stock. We are making the Offer in order to provide our option holders who are currently providing services to Castle with the benefit of owning options that over time may have a greater potential to increase in value. We believe that this will create better performance incentives for these option holders and thereby align the interests of our current employees with those of our stockholders in maximizing stockholder value.

     Subject to the foregoing, and except as otherwise disclosed in our filings with the SEC, we presently have no plans or proposals that relate to or would reasonably be likely to result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	Our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

•	the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities;

•	a change in the recent decision of the Board of Directors not to issue a dividend common stock.

     NEITHER CASTLE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE AND THE RELATED LETTER OF TRANSMITTAL AND TO CONSULT YOUR OWN LEGAL, INVESTMENT AND/OR TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR EXISTING OPTIONS FOR EXCHANGE.

3. Procedures for Tendering Existing Options

     Proper Tender of Existing Options. To validly tender your exchangeable options pursuant to the Offer, you must, in accordance with the terms of the Letter of Transmittal, properly complete, execute and deliver to us the Letter of Transmittal before the Expiration Date.

     The term “Expiration Date” means 5:00 P.M. Central Standard Time, on March 22, 2002, unless and until we in our sole discretion, have extended the period of time, during which the Offer will remain open, in which event the term “Expiration Date” refers to the latest time and date when the Offer, is so extended, expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate or amend the Offer.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to form of documents and the validity (including eligibility and time of receipt), and acceptance of any tender of Existing Options. Our determination of these matters will be final and binding on all interested persons, including you. We reserve the right to reject any or all tenders of Existing Options that we determine are not in appropriate form or that we determine are unlawful to accept or inconsistent with this Offer. Otherwise, we will accept properly and timely tendered Existing Options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Existing Options or any particular option holder. No tender of Existing Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is or will be obligated to give notice of any defects or irregularities in tender, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your tender of Existing Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your Existing Options tendered by you for exchange pursuant to the Offer will constitute a binding agreement between Castle and you, upon the terms and subject to the conditions of the Offer.

     Subject to Castle’s rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept on the Expiration Date all properly tendered Existing Options that have not been validly withdrawn.

4. Withdrawal Rights

     You may only withdraw your tendered Existing Options in accordance with the provisions of this Section 4. You may withdraw your tendered Existing Options at any time before the Expiration Date.

     To validly withdraw tendered Existing Options, an option holder must deliver to Jerry Aufox, our Corporate Counsel, at the facsimile number set forth in Section 3 of this Offer to Exchange a Notice to Withdrawal of Tender (the “Notice of Withdrawal”) with the required information, while the option holder still has the right to withdraw the tendered Existing Options. The Notice of Withdrawal must specify the name of the option holder who tendered the Existing Options to be withdrawn, the number of shares subject to the tendered Existing Options to be withdrawn and the exercise price. Because we are accepting a tender of only a portion of the shares subject to any single option grant, you must withdraw not more than the same amount of shares tendered under this Offer. The Notice of Withdrawal must be executed by the option holder who tendered the options to be withdrawn.

     You may not rescind any withdrawal. Any Existing Options you withdraw will thereafter be deemed not properly tendered for the purpose of the Offer, unless you properly re-tender those Existing Options before the Expiration Date by following the procedures described in Section 3 of this Offer to Exchange.

     We will determine, in our sole discretion, all questions as to the validity (including time of receipt) and form of Notices of Withdrawal. Our determination of these matters will be final and binding on all interested persons, including you. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failure to give any such notice.

5. Acceptance of Existing Options for Exchange and Grant of New Options

     Upon the terms and subject to the conditions of the Offer and on the Expiration Date, we will accept for exchange and will cancel all Existing Options that have been properly tendered and not validly withdrawn before the Expiration Date. If your properly tendered Existing Options are accepted for exchange and canceled on March 22, 2002, which is the scheduled Expiration date, then you will be granted New Options on or after September 27, 2002, (provided you are a current active employee) which is the first business day that is at least six months and one day following the date when we accept options for exchange.

     If we accept the Existing Options that you tender as a result of the Offer, then you will not be granted any additional options during the period six months and one day after the date when we cancel your tendered Existing Options through the date when we grant your New Options. If you were granted stock options on or after January 1, 2002, then you are not eligible to participate in this Offer. This is necessary to avoid incurring any compensation expense against Castle’s earnings because of accounting rules that could apply to interim option grants as a result of the Offer.

     For purposes of the Offer, we will be deemed to have accepted for exchange Existing Options that are validly entered and not properly withdrawn when we give oral or written notice to the option holders of our acceptance for exchange of such Existing Options, which may be made by company-wide electronic e-mail or other written means. Subject to our rights to extend, delay, terminate or amend the Offer, we currently expect that we will accept on the Expiration Date all properly tendered Existing Options that are not validly withdrawn.

6. Conditions of the Offer

     Notwithstanding any other provision of the offer, we will not be required to accept any Existing Options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Existing Options tendered for exchange, in each case subject to Securities and Exchange Rule 143e-4(f)(5) under the Securities Exchange Act, if at any time on or after the commencement date of the Offer and before the Expiration Date:

•	any of the following events has occurred, or has been determined by us to have occurred, and

•	in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by us), the occurrence of such events(s) makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of Existing Options tendered for exchange:

(a) there shall have been any action or proceeding threatened or commenced, any approval withheld, or any statute, rule, regulation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, amended, enforced, threatened or deemed to be applicable to the Offer or Castle or any of Castle’s subsidiaries, by or before any court or any agency, authority or tribunal that, in our reasonable judgment, would or might directly or indirectly:

(1) make the acceptance for exchange of, or grant of New Options for, some or all of the tendered Existing Options illegal, restrict or prohibit consummation of the Offer, or otherwise relates in any manner to the Offer;

(2) delay or restrict our ability, or render us unable, to accept for exchange, or grant New Options for, some or all of the tendered Existing Options;

(3) materially impair the contemplated benefits of the Offer to Castle; or to the recipient of the new grants;

(4) materially and adversely affect the business, financial condition, income, operations or prospects of Castle, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) there shall have occurred any change, development, clarification or position taken in Generally Accepted Accounting Principles (“GAAP”) which could or would require Castle to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

(c) there is:

(1) any general suspicion of trading in or limitation on prices for, securities on any National Securities Exchange or in the over-counter market;

(2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States whether or not mandatory;

(3) the price of our common stock declines below $1.00 per share after the close of business March 22, 2002.

(d) a tender or Exchange Offer with respect to all or any material portion of Castle’s common stock or a merger or acquisition proposal for us shall have been proposed, announced or made by any other person or entity or shall have been publicly disclosed; or

(e) any change or changes shall have occurred in the business, financial conditions, income, operations, prospects or stock ownership of Castle such that in our sole judgment may be material to Castle or material impairs or may impair the contemplates of the Offer to Castle.

(f) the conditions to the Offer are for Castle’s benefit. Before the expiration date, Castle may or may not assert any or all of them in Castle’s sole discretion regardless of the circumstances giving rise to them. We may waive them in whole or in part at any time and from time to time before the Expiration Date whether or not we waive any other Offer to the condition. Our failure or omission at any time to exercise any of these rights, will not be deemed a waiver in any of our rights. The waiver with any of these rights with respect to particular facts and circumstances will also not be deemed a waiver with respect to any other facts or circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all interested persons including you.

7. Price Range of Common Stock Underline the Options

     Our Common Stock is traded on the American Stock Exchange and the Chicago Stock Exchange under the symbol “CAS”. The following table shows, for the periods indicated, the high and low closing prices per share of our Common Stock.

Year\Quarter		High	Low

1999	First Quarter	$16.00	$12.06
	Second Quarter	$17.00	$12.31
	Third Quarter	$18.25	$12.62
	Fourth Quarter	$13.12	$10.75
2000	First Quarter	$12.69	$10.50
	Second Quarter	$12.56	$8.31
	Third Quarter	$10.75	$8.81
	Fourth Quarter	$12.25	$8.69
2001	First Quarter	$10.05	$8.69
	Second Quarter	$14.50	$8.02
	Third Quarter	$13.08	$7.95
	Fourth Quarter	$10.54	$7.50

     As of February 22, 2002 the last reported closing price of our Common Stock as reported by the American Stock Exchange was 10.25 per share, and there were $14,726,599 shares outstanding.

     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR CASTLE’S COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

8. Source and Amount of Consideration; Terms of New Options

     Consideration. We will grant New Options to purchase from Common Stock under the Option Plan in exchange for Existing Options validly tendered and accepted for exchange. We will grant the New Options on or after the first business day that is at least six months and one day following the date when we cancel the Existing Options accepted for exchange. One share of Common Stock under each New Option will be granted for every two (2) shares of Common Stock under an Existing Option accepted for exchange which has an exercise price equal to or greater than $12 a share.

     If we receive and accept tenders of all outstanding and Existing Options with an exercise price equal to or higher than $12.00 per share, then we will grant New Options to purchase a total of approximately 406,938 shares of Common Stock. The Common

Stock issuable under exercise of these New Options will equal approximately 2.76% of the total shares of Castle’s Common Stock outstanding as of February 22, 2002.

     Terms of New Options. All New Options will be granted under the New Option Plan and will be subject to the terms and conditions of the Option Plan and a New Option grant agreement that you will sign and return to us. We expect that, to the extent legally permissible, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Existing Options tendered for exchange except for the exercise price, the vesting schedule and the exercise term of the option. If your Existing Options were incentive stock options under Section 422 of the Code, then your New Options will also be structured to be incentive stock options subject to the requirements of Section 422 including, but not limited to, the per year maximum for grants of incentive stock options which will be determined based on the exercise price and vesting of the New Options. If your Existing Options are non-statutory or non-qualified stock options, your New Options granted in replacement of these may be also non-statutory or non-qualified stock options or they may be, at the discretion of the Company, incentive stock options if permitted under law and the terms of the original grant.

     The New Options will vest in three (3) yearly installments commencing on the first day of the month, following the first anniversary of the date of the grant of the New Options, which is currently estimated to be September 27. The New Options will have a term of ten (10) years determined from the date of the grant of the options subject to earlier determination as described in the Option Plan if your employment with Castle terminates.

     As soon as practical after the New Options are granted, we will deliver a New Option grant certificate to each tending option holder who tendered Existing Options were accepted for exchange and canceled. Each such option holder will need to acknowledge receipt and return a copy of that certificate to us.

     The following description summarizes the material terms and conditions of the Option Plans and the options granted under it:

General

     The purpose of the Option Plan is to assist Castle in attracting and retaining key executive, managerial and professional employees, and to motivate those participating employees to put forth their maximum effort for the continued growth of Castle and its subsidiaries. It further gives such persons a greater proprietary interest in, and closer identifies with the company and Castle’s financial success. The Option Plan authorizes Castle to make grants of incentive stock options (within the meaning of Section 422 of the Code), non-qualified (or non-statutory) stock options, restricted stock, stock appreciation rights, performance awards and cash awards. The Offer described herein does not affect any awards under the Option Plan other than stock options.

Administration of the Option Plan

     The Option Plan is administered by Castle’s Human Resources Committee. The Human Resources Committee (except as described below) has complete discretion to determine which employees will be recipients of option awards under the Options Plans and to establish the terms, conditions and limits of each option grant (subject to the terms of the Option Plan, the applicable visions of the Internal Revenue Code of 1986, as Amended (the “Code”) including the number of shares of Common Stock to be subject to options, the exercise price of the options and the date or dates upon which the options become exercisable. The Committee has full power to construe and interpret the Option Plan and the awards granted under the Option Plan, and to establish rules and regulations necessary or advisable for the administration of the option plans. The determination of the committee with respect to any matter under the plans to be acted upon by the committee is final and binding.

     The Board of Directors of Castle may amend the Option Plan in any respect provided, however, that any amendment shall be subject to the approval of our stockholders at or before the next annual meeting if such approval is required by the Code, any federal or state law regulation or the rules of the Chicago Stock Exchange and American Stock Exchange.

Terms and Conditions of Awards under the Option Plan

     Under the terms of the Option Plan, the Human Resource Committee is permitted to cancel any unexercised options at any time if a participant terminates his or her employment with Castle. Upon any change in the nature or number of outstanding shares of the company’s stock due to a stock split, stock dividend, merger reorganization or similar event adjustments will be made to the number of shares and the applicable exercise and base prices under outstanding option grants to prevent dilution or enlargement of the options previously granted.

     Except as otherwise determined by the Company, all options are non-transferable and may be only be exercised by the participant during his or her lifetime. The manner of payment for the purchase price upon exercise of an option (such as check, cash, the transfer of previously owned and fully paid shares or through a “cashless” exercise) will be established by the Company in the particular option agreement or by its general rules.

     A participant who ceases to be one of our employees for any reason other than death, disability or retirement must exercise any option prior to the date of termination of employment. Participant except for termination of employment by reason of death, disability or retirement will immediately lose all rights to exercise any options upon termination. If a participant dies his or her state or personal representative may exercise an option to the extent that it was exercisable at the time of onset of disability or if the option periodically to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the option must be exercised within the period of time established by the Company for such occurrences.

Federal Income Tax Effects

     Under the Code, as presently in effect, the grant of an option under the Option Plan will not generate federal income to a participant or a deduction to the Company.

     Upon the exercise of a non-statutory or non-qualified option, the participant will have normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the option and the fair market value of Castle’s Common Stock on the date of exercise. The Company will be entitled to a tax deduction in the same amount as is recognized by the participant at the same time provided we include and report such amounts on a timely filed Form W-2 or Form 1099-MISC (or a similar IRS form). Upon disposition of shares acquired upon the exercise of a non-statutory or non-qualified stock option, any amount received by the participant in excess of the fair market value of the shares at the time of exercise of the option will be generally treated as long-term or short-term capital gain, depending upon the holding period of those shares. The Company will not be entitled to any tax deduction upon the subsequent disposition.

     In the case of incentive stock options, the participant typically recognizes no ordinary income on the date of grant or exercise. If the participant holds the stock acquired through exercise of an incentive stock option for one year from the date of exercise and two years from the date of grant, the participant will thereafter recognize long-term capital gain or loss upon a subsequent sale of the stock, based upon the difference between the incentive stock option’s exercise price and the sale price. If the stock is sold before the requisite holding period, the participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value on the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the participant recognizes ordinary income.

     Our statements in the Offer concerning the Option Plan and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Option Plan. The Option Plan and amendments thereto were filed with the SEC as follows:

•	A. M. Castle’s 2000 Restrictive Stock and Stock Option Plan: Filed as an Exhibit to the Company’s proxy statement on Form 14-A on March 26, 2001.

•	A. M. Castle and Co.’s 1996 Restrictive Stock and Stock Option Plan filed as an Exhibit to the Company’s proxy statement on Form 14-A on March 8, 1996;

     See Section 16 of this Offer to Exchange for a discussion of how to obtain copies of the Option Plan.

9. Information Concerning Castle

     General

     Castle is a distributor of Ferrous and non-Ferrous highly engineered material and value-added services to a wide range of industrial companies within the $700 billion producer durable equipment sector of our economy. Castle is classified as being in the metals distribution industry and is known as a steel service center. The Company delivers highly engineered materials for critical applications where exact conformance to specifications is essential.

     Our customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized ones spread across the entire spectrum of metal using industries. The Company maintains a diverse customer base with no significant geographical or customer concentration. Within Castle’s core specialty metals business we are recognized as North America’s leading industrial distributor of carbon, alloy and stainless steels; nickel alloy; aluminum; titanium; copper and brass as well as the industry pioneer and premier provider of material management programs that are designed to reduce our customer’s total cost.

     Through our subsidiary Total Plastics, Inc. we also distribute a broad range of value-added industrial plastics. Together Castle and our affiliated companies operate over 50 locations throughout North America.

Financial Information

     The information set forth on pages 10 through 22 of the Company’s Annual Report to shareholder file with Form 10-K for its fiscal year ended December 31, 2000 pages 3 through 8 of the Company’s Quarterly Report for the third quarter files on Form 10-Q for the period ending September 30, 2001 are incorporated herein by reference. See Section 15, for instructions on how you can obtain copies of our SEC filed 10-K and 10-Q reports that contain our financial information.

     The address of our principal executive office is 3400 North Wolf Road, Franklin Park, Illinois 60131. Our Common Stock is listed on the Chicago Exchange and traded on the American Stock Exchange under the symbol “CAS”.

10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Company

     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of February 23, 2002; (i) each of the Company’s directors; (ii) each of the Company’s top five executive officers; and (iii) all directors and executive officers of the Company as a group. To the best of the

Company’s knowledge, each person named below has sole voting and dispositive power with respect to the shares of the Common Stock unless otherwise indicated.

	Shares of Common
	Stock Beneficially		Percent
	Owned (1)		of Class

Name of Nominee or Executive Officer

Edward F. Culliton	128,197	(2)	0.87%
Robert W. Grubbs	1,167		0.00%
William K. Hall	11,303		0.08%
Robert S. Hamada	13,330		0.09%
Patrick J. Herbert, III	3,229,956	(3)	21.93%
John P. Keller	13,015		0.09%
John W. McCarter, Jr.	14,053		0.09%
John McCartney	21,000		0.14%
G. Thomas McKane	166,668		1.13%
John W. Puth	13,375		0.09%
Michael Simpson	635,888	(4)	4.32%
M. Bruce Herron	84,122		0.57%
Stephen V. Hooks	74,095		0.50%
Craig Wilson	30,288		0.20%
All directors and executive officers as a group	4,610,002		31.30

(1) Includes shares subject to options that are exercisable on March 1, 2002 or that become exercisable within 60 days after that date for the nominees and executive officers as follows: Mr. Culliton, 66,436 shares; Mr. Grubbs, 1,167 shares; Mr. Hall, 10,250 shares; Mr. Hamada, 11,750 shares; Mr. Herbert, 10,500 shares; Mr. Keller 11,750 shares; Mr. McCarter 11,750 shares; Mr. McCartney, 8,000 shares; Mr. McKane, 66,668 shares; Mr. Puth, 11,750 shares; Mr. Simpson, 14,334 shares; Mr. Herron, 53,926 shares; Mr. Hooks, 46,217 shares; Mr. Wilson, 18,867 shares; and all directors and executive officers as a group, 472,866 shares.

(2) Includes 1,171 shares owned by Mr. Culliton’s wife. Mr. Culliton disclaims any beneficial interest in those shares.

(3) Includes 62,510 shares with respect to which Mr. Herbert has sole voting power and 3,141,446 shares with respect to which Mr. Herbert shares voting power. Mr. Herbert has sole dispositive power with respect to 1,817,173 shares and shares dispositive power with respect to 936,486 shares. Mr. Herbert disclaims any beneficial interest with respect to 3,146,446 shares.

(4) Includes 453,631 shares, which Mr. Simpson also owns beneficially in five trusts, and 67,463 shares held by another trust in which he is one of five beneficiaries.

11. Status of Existing options Acquired by Us in the Offer; Accounting Consequences of the Offer

     Many of our stock option holders hold options with exercise prices significantly higher than the current market price of Castle’s Common Stock. We believe that it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish the same goal by repricing the existing options, which would enable option holders to immediately receive replacement options with a lower exercise price.

     However, the repriced options would be subject to variable a accounting treatment, which would require Castle to record additional compensation expense in its financial statements each quarter until the repriced options were exercised, canceled or expired. This could have a negative impact on the Company’s reported earnings. Furthermore, if we were to cancel an option and grant another option, with an exercise price that was lower than the exercise price of the canceled option, within a six-month period immediately before or after the date when the option was canceled, then the cancellation and exchange would be deemed a repricing that would result in the variable accounting treatment.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options over time that may have a greater potential to increase in value, without incurring additional current or future compensation expense because:

•	we will not grant any New Options to tendering option holders until a day that is at least six months and one day after the date when we accept the cancelled Existing Options tendered for exchange, and

•	the exercise price of all New Options will be at the fair market value of our common stock on the future date when we grant the New Options.

12. Legal Matters; Regulatory Approvals

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our Exchange of Existing Options and the grant of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, judicial, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in the Offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other actions. We cannot assure you however that we would be successful in obtaining any such approval or other action, if needed, or such approval could be obtained without substantial conditions or that the failure to obtain any such approval or other actions might not result in adverse consequences to our business. Our obligation under the offer to accept tendered Existing Options for exchange and to grant New Options for tendered Existing Options is subject to the conditions described in Section 6 of this Offer to Exchange.

13. Material Federal Income Tax Consequences

     The following is a general summary of the material U.S. Federal tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Code, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Therefore, we strongly encourage you to consult your own tax advisor with respect too your individual tax consequences by virtue of participating in the Offer.

     We believe that the exchange of tendered Existing Options for the commitment to grant New Options should be a non-taxable event. Administrative and judicial interpretations of Section 83 of the Code indicate that the exchange of an option without a readily ascertainable fair market value, as defined in the Treasury regulations, for a commitment to grant a new option without a readily ascertainable fair market value is a non-taxable event.

     As the value of neither the tendered Existing Options nor the commitment to grant New Options will be readily ascertainable at the time of the exchange, the exchange should be a non-taxable event under U.S. federal income tax laws. Therefore, we believe the option holders who exchange existing options for the commitment to grant new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

     We also believe that the grant of New Options should not be recognized as taxable income under U.S. federal income tax laws. The Treasury regulations under Section 83 of the Code generally provide that the grant of an option with an exercise price equal to fair market value without a readily ascertainable fair market value is a non-taxable event.

     Therefore, we believe that at the date of grant of the New Options, the option holders should not be required to recognize additional income for U.S. federal income tax purposes. State and local tax consequences may be different. OPTION HOLDERS SUBJECT TO THE TAX LAWS OF OTHER COUNTRIES AND JURISDICTIONS MAY BE SUBJECT TO DIFFERENT TAX CONSEQUENCES IF THEY EXCHANGE THEIR EXISTING OPTIONS IN THE OFFER.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14. Extension of Offer; Termination; Amendment

     We expressly reserve the right, in our sole discretion, at any time and from time to time before the Expiration Date, and regardless of whether or not any event set forth in Section 6 of this Offer of Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open, and thereby delay the acceptance for exchange of any Existing Options. We may accomplish this by giving oral or written notice of such extension to option holders and making a public announcement of such an extension.

     We also expressly reserve the right, in our sole judgment, before the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and cancellation of any Existing Options tendered for exchange upon the occurrence of any conditions specified in Section 6 of this Offer of Exchange. We would accomplish this by giving oral or written notice, including electronic notice, of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of Existing Options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the Existing Options tendered promptly after termination or withdrawal of the Offer.

     Amendments to the Offer may be made, at any time and from time to time, by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 A.M. Central Standard Time, on the next business after the last previously scheduled or announced Expiration Date. Any company-wide announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rule 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require a minimum period during which an Offer must remain open following certain material changes in the terms of the Offer or information concerning the Offer. The materially of a change will depend on the facts and circumstances.

15. Fees and Expenses

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to the Offer.

16. Additional Information

     With respect to the Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether or not to tender your options.

     The Option Plan and all amendments thereto are attached as Exhibits to the 1996 and 2001 proxy statements. A copy of which can be obtained by writing to the Corporate Secretary at 3400 north Wolf Road, Franklin Park, Illinois 60131, Attention: Secretary.

     We are also subject to the informational filing requirements of the Securities Exchange Act and, in accordance with that act, we are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. Such reports, proxy statements and other information including Schedule TO, our annual report on Form 10-K for the fiscal year ending December 31, 2000 and our Quarterly reports on Form 10-Q can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at Judiciary Plaza 455 Street N.W., Washington, D.C. 20549. Copies of such materials may also be obtained at no charge from the company by writing to the Corporate Secretary at 3400 north Wolf Road, Franklin Park, Illinois 60131, Attention: Secretary or requesting it by e-mail directed to jaufox@amcastle.com. Copies further may be obtained by mail upon payment of the SEC’s customary charges from the SEC’s public reference room at Judiciary Plaza 455 Street, N.W., Washington, D.C. 20549. Information about the operation about the public reference room can be obtained by calling the Securities and Exchange Commission at 800-SEC-0330. The SEC also maintains a web site at htp://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants including Castle, that file electronically with the Securities Exchange Commission.

17. Miscellaneous

     This Offer to Exchange includes forward-looking statements that reflect our current expectations and projections about our future results performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expects,” “believes,” “intends”, “could” and “should” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the company’s actual results, performance, prospects or opportunities for the remainder of 2002 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to those described in our Annual Report on Form 10-K filed March 2, 2001 and in Form 10-Q filed November 8, 2001.

     Except as otherwise required by federal securities laws, we do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result if new information, future events, changed circumstances of any other reason after the date of this Offer to Exchange.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR EXISTING OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

FEBRUARY 28, 2002

Offer To Exchange Options Under A. M. Castle & Co. 2000
Restrictive Stock and Stock Option Plan and A. M. Castle & Co. 1996
Restricted Stock and Stock Option Plan

If you wish to tender your options for exchange, you must complete, sign and return to us the Letter of Transmittal in accordance with its instructions on or before 5:00 P.M. Central Standard Time, on March 22, 2002.

Any questions, requests for assistance or additional copies of any documents referred to in this Offer to Exchange may be directed to Jerry Aufox, Corporate Secretary at 3400 north Wolf Road, Franklin Park, Illinois 60131 or jaufox@amcastle.com

February 28, 2002